As filed with the Securities and Exchange Commission on March 5, 2010
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NASH-FINCH COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0431960 (I.R.S. Employer Identification No.)

7600 France Avenue South Edina, Minnesota (Address of Principal Executive Offices)	55435 (Zip Code)
7600 France Avenue South
Edina, Minnesota 55435
(Address of principle executive offices)(zip code)
Nash-Finch Company Amended and Restated 2009 Incentive Award Plan
(Full title of the Plan)
Kathleen M. Mahoney
Executive Vice President, General Counsel & Secretary
Nash-Finch Company
7600 France Avenue South
Edina, Minnesota 55435
(952) 832-0534
(Name, address and telephone number of agent for service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered	per Share	Offering Price	Registration Fee
Common Stock, Par Value $1.66 2/3	700,000 shares[2]	$35.74 [3]	$25,018,000 [3]	$1,784 [4]
Common Stock Purchase Rights[1]

1.	This Registration Statement also includes common stock purchase rights, which are attached to all shares of common stock of the Company, par value $1.66 2/3 per share (the “Common Stock”), issued pursuant to the terms of the Registrant’s Stockholder Rights Agreement, dated February 13, 1996 and as amended on October 30, 2001.

2.	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock being registered shall include an indeterminate number of additional shares which may become issuable as a result of stock dividends, stock splits or similar transactions in accordance with the anti-dilution provisions of the Nash-Finch Company Amended and Restated 2009 Incentive Award Plan (the “Plan”).

3.	Calculated pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low sale prices of the Common Stock, reported on the NASDAQ Global Market on March 1, 2010. The foregoing calculation is solely for the purpose of determining the registration fee.

4.	Calculated pursuant to Section 6(b) of the Securities Act as follows: Proposed maximum aggregate offering price multiplied by .00007130.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1993, as amended (the “Securities Act”). The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b) under the Securities Act and the Introductory Note of Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
We incorporate by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)	Our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 filed with the Commission on March 4, 2010;

(b)	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended January 2, 2010;

(c)	The description of our Common Stock contained in our Registration Statement on Form 10, including any amendments or reports filed for the purpose of updating such description; and

(d)	The description of the common stock purchase rights contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.
All reports and documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.
Any document or statement incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.
Item 4. Description of Securities.
Not Applicable.

Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Officers and Directors.
Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any of its directors and officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, a corporation is permitted to indemnify any of its directors and officers for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Section 145 of the DGCL contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of indemnification rights.
As permitted by Section 102(b)(7) of the DGCL, Article XV of our Fourth Restated Certificate of Incorporation (the “Charter”) provides that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that personal liability shall not be eliminated or limited to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, dealing with the unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction in which the director received an improper personal benefit. In addition, the personal liability of directors is further limited to the fullest extent permitted by the DGCL, as amended from time to time.
As permitted by Section 145 of the DGCL, Article V of our Bylaws, as amended (the “Bylaws”), provides that directors, officers and employees of the corporation, past or present, and persons serving as such of another corporation or entity at the request of the corporation, who were or are a party or are threatened to be made a party to or are involved in any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that they are or were directors or officers of the corporation or, while directors or officers of the corporation, are or were serving at the request of the corporation or for its benefit as directors, officers, employees or agents of another corporation, or as its representatives in a partnership, joint venture, trust or other enterprise, including any employee benefit plan, will be indemnified and held harmless by the corporation to the fullest extent legally permissible under the DGCL in the manner prescribed therein, from time to time, against all expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith.
In addition to the above, we have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide directors and officers with indemnification to the fullest extent permitted by the DGCL. We also provide insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Item
4.1
Fourth Restated Certificate of Incorporation of Nash-Finch Company, effective July 24, 2009 (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 20, 2009 (File No. 0-785)).

4.2	Bylaws of Nash-Finch Company (as amended May 20, 2009) (incorporated by reference to Exhibit 3.2 to our current report on Form 8-K/A dated July 6, 2009 (File No. 0-785))

4.3
Stockholder Rights Agreement, dated February 13, 1996, between the Company and Wells Fargo Bank, N.A. (formerly known as Norwest Bank Minnesota, National Association) (incorporated by reference to Exhibit 4 to our current report on Form 8-K dated February 13, 1996 (File No. 0-785)).

4.4
Amendment to Stockholder Rights Agreement dated as of October 30, 2001 (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to our Registration Statement on Form 8-A (filed July 26, 2002) (File No. 0-785)).

4.5
Indenture dated as of March 15, 2005 between Nash-Finch Company and Wells Fargo Bank, National Association, as Trustee (including form of Senior Subordinated Convertible Notes due 2035) (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed March 9, 2005 (File No. 0-785)).

4.6
Registration Rights Agreement dated as of March 15, 2005 between Nash-Finch Company and Deutsche Bank Securities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed March 9, 2005 (File No. 0-785)).

4.7
Notice of Adjustment of Conversion Rate of the Senior Subordinated Convertible Notes Due 2035 (incorporated by reference to Exhibit 99.1 to our current report on Form 8-K filed November 21, 2006 (File No. 0-785)).

4.8	First Supplemental Indenture to Senior Convertible Notes Due 2035 (incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarter ended June 14, 2008 (File No. 0-785)).

4.9	Nash-Finch Company Amended and Restated 2009 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K/A filed March 5, 2010 (File No. 0-785))

5.1	Opinion of Kathleen M. Mahoney

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kathleen M. Mahoney (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply to this Registration Statement if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference into this Registration Statement;
(2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 5, 2010.

NASH-FINCH COMPANY
By:	/s/ Alec C. Covington
	Name:	Alec C. Covington
	Title:	President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
That each such person whose signature appears below constitutes and appoints Kathleen M. Mahoney the lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, including pre-effective and post-effective amendments, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on March 5, 2010 by the following persons in the capacities indicated.

/s/ Alec C. Covington Alec C. Covington President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ Robert B. Dimond Robert B. Dimond Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ William R. Voss William R. Voss, Chairman of the Board	/s/ Mickey P. Foret Mickey P. Foret, Director

/s/ Robert L. Bagby Robert L. Bagby, Director	/s/ Douglas A. Hacker Douglas A. Hacker, Director

/s/ Sam K. Duncan Sam K. Duncan, Director	/s/ Hawthorne L. Proctor Hawthorne L. Proctor, Director

EXHIBIT INDEX

Exhibit No.	Item	Method of Filing

4.1
Fourth Restated Certificate of Incorporation of Nash-Finch Company, effective July 24, 2009 (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 20, 2009 (File No. 0-785)).
Incorporated by reference

4.2	Bylaws of Nash-Finch Company (as amended May 20, 2009) (incorporated by reference to Exhibit 3.2 to our current report on Form 8-K/A dated July 6, 2009 (File No. 0-785))	Incorporated by reference

4.3
Stockholder Rights Agreement, dated February 13, 1996, between the Company and Wells Fargo Bank, N.A. (formerly known as Norwest Bank Minnesota, National Association) (incorporated by reference to Exhibit 4 to our current report on Form 8-K dated February 13, 1996 (File No. 0-785)).
Incorporated by reference

4.4
Amendment to Stockholder Rights Agreement dated as of October 30, 2001 (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to our Registration Statement on Form 8-A (filed July 26, 2002) (File No. 0-785)).
Incorporated by reference

4.5
Indenture dated as of March 15, 2005 between Nash-Finch Company and Wells Fargo Bank, National Association, as Trustee (including form of Senior Subordinated Convertible Notes due 2035) (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed March 9, 2005 (File No. 0-785)).
Incorporated by reference

4.6
Registration Rights Agreement dated as of March 15, 2005 between Nash-Finch Company and Deutsche Bank Securities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed March 9, 2005 (File No. 0-785)).
Incorporated by reference

4.7
Notice of Adjustment of Conversion Rate of the Senior Subordinated Convertible Notes Due 2035 (incorporated by reference to Exhibit 99.1 to our current report on Form 8-K filed November 21, 2006 (File No. 0-785)).
Incorporated by reference

4.8	First Supplemental Indenture to Senior Convertible Notes Due 2035 (incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarter ended June 14, 2008 (File No. 0-785)).	Incorporated by reference

4.9	Nash-Finch Company Amended and Restated 2009 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K/A filed March 5, 2010 (File No. 0-785))	Incorporated by reference

5.1	Opinion of Kathleen M. Mahoney.	Filed herewith

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of Kathleen M. Mahoney (included in Exhibit 5.1)	Filed herewith

24.1	Power of Attorney (included on the signature page to this Registration Statement)	Filed herewith